Exhibit 10.1

CUMULUS MEDIA INC.

2011 EQUITY INCENTIVE PLAN

NON-EMPLOYEE DIRECTOR RESTRICTED STOCK AGREEMENT

This AGREEMENT (this “Agreement”) is made as of ___________, 20__ (the “Date of Grant”) by and between Cumulus Media Inc., a Delaware corporation (the “Company”), and [            ] (the “Grantee”).

1. Certain Definitions. Capitalized terms used, but not otherwise defined, in this Agreement will have the meanings given to such terms in the Company’s 2011 Equity Incentive Plan (the “Plan”).

2. Grant of Restricted Stock. Subject to and upon the terms, conditions, and restrictions set forth in this Agreement and in the Plan, the Company hereby grants to the Grantee, as of the Date of Grant, _____ shares of Restricted Stock (the “Restricted Stock”).

3. Vesting of Restricted Stock. The Restricted Stock shall become nonforfeitable on [            ], subject to the provisions of this Agreement, including those relating to the Grantee’s continuous service on the Board.

4. Forfeiture. Unless otherwise determined by the Board, notwithstanding any contrary provision of this Agreement, if the Grantee’s service as a member of the Board is terminated for any reason (including voluntary retirement) prior to any of the Restricted Stock becoming nonforfeitable, the forfeitable Restricted Stock awarded by this Agreement will thereupon be forfeited at no cost to the Company.

5. Issuance of Restricted Stock. The Restricted Stock shall be registered in the Grantee’s name and shall be fully paid an nonassessable, and shall be endorsed with an appropriate legend referring to the restrictions set forth in this Agreement. During the period in which the restrictions on transfer and risk of forfeiture provided in Section 4 and 7 hereof are in effect, any certificates representing the Restricted Stock shall be retained by the Company, together with the accompanying stock power endorsed in blank by the Grantee.

6. Rights as a Stockholder. Except as otherwise provided herein, from and after the Date of Grant, the Grantee shall have all of the rights of a stockholder with respect to the Restricted Stock covered by this Agreement, including the right to vote such Restricted Stock and receive any dividends that may be paid thereon; provided, however, that such Restricted Stock, and any additional shares of Common Stock that the Grantee may become entitled to receive pursuant to a share dividend, a merger, consolidation, separation or reorganization or any other change in the capital structure of the Company, shall be subject to the same restrictions as the Restricted Stock covered by this Agreement.

7. Transfer. The Restricted Stock and the rights and privileges conferred hereby may not be assigned, exchanged, pledged, sold, transferred or otherwise disposed of by the Grantee, except to the Company, until the Restricted Stock has become nonforfeitable in accordance with Section 3 hereof. Any purported transfer in violations of the provisions of this Section 7 shall be null and void, and the purported transferee shall obtain no rights with respect to such Restricted Stock.

8. Adjustments. This award of Restricted Stock may be adjusted or terminated in any manner contemplated by the Plan or this Agreement.

9. Compliance with Law. The Company shall make reasonable efforts to comply with all applicable federal and state securities laws; provided, however, that notwithstanding any other provision of the Plan and this Agreement, the Company shall not be obligated to issue any share of Common Stock or other securities pursuant to this Agreement if the issuance thereof would result in a violation of such law.

10. Relation to Other Benefits. Any economic or other benefit to the Grantee under this Agreement or the Plan shall not be taken into account in determining any benefits to which the Grantee may be entitled.

11. Amendments. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that (a) no amendment shall adversely affect the rights of the Grantee under this Agreement without the Grantee’s written consent, and (b) the Grantee’s consent shall not be required to an amendment that is deemed necessary by the Company to ensure compliance with Section 409A of the Code or the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) or any regulations promulgated thereunder.

12. Severability. In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.

13. Relation to Plan. This Agreement is subject to the terms and conditions of the Plan. In the event of any inconsistency between the provisions of this Agreement and the Plan, the Plan shall govern. The Board acting pursuant to the Plan, as constituted from time to time, shall, except as expressly provided otherwise herein or in the Plan, have the right to determine any questions which arise in connection with the grant of the Restricted Stock.

14. Successors and Assigns. Without limiting Section 5 hereof, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of the Grantee, and the successors and assigns of the Company.

15. Governing Law. The interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the State of Georgia, without giving effect to the principles of conflict of laws thereof.

16. Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, sent by reputable overnight carrier or mailed by first class mail, return receipt requested, and will be duly given when hand delivered or dispatched by electronic facsimile transmission (with receipt thereof confirmed), or five (5) business days after having been mailed or three (3) business days after having been sent by a nationally recognized overnight courier service such as Federal Express or UPS, addressed to the Company (to the attention of the General Counsel of the Company) at 3280 Peachtree Road, N.W., Suite 2300, Atlanta, Georgia 30308 and to the Grantee at the Grantee’s principal residence, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of changes of address shall be effective only upon receipt or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement will be deemed to have been given when so delivered.

17. Compliance with Section 409A of the Code. To the extent applicable, it is intended that this Agreement and the Plan comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) do not apply to Grantee. This Agreement and the Plan shall be administered in a manner consistent with this intent.

18. Acknowledgement. The Grantee acknowledges that the Grantee (a) has received a copy of the Plan, (b) has had an opportunity to review the terms of this Agreement and the Plan, (c) understands the terms and conditions of this Agreement and the Plan and (d) agrees to such terms and conditions.

19. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.

[signature page follows]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by its duly authorized officer and the Optionee has executed this Agreement, as of the day and year first above written.

CUMULUS MEDIA INC.

By:
Name:
Title:

GRANTEE
Name:

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